CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 18, 2013 with respect to the consolidated financial statements of ARC Realty Finance Trust, Inc. (a Maryland Corporation in the Development Stage) and subsidiary as of December 31, 2012 and for the period from November 15, 2012 (date of inception) to December 31, 2012 which is included in this Registration Statement and Prospectus on Form S-11. We consent to the inclusion of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 1, 2013